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Mr. Douglas S. Brown
October 4, 1999
Page 6


                                                                  Exhibit 10.21
October 4, 1999


Mr. Douglas S. Brown
Maple Brook Road
Tuxedo, New York 10987

Dear Doug:

We are extremely pleased to offer you the position of President, Polymer Intermediates Segment, which includes the Ruco Polymer Companies and our Toner Polymer business, at a base salary of $210,000 per year. Your position will be based at Ruco's Hicksville, New York headquarters. You will be eligible for an annual Executive Bonus with a target of 28% of base salary. The bonus will be based on your Segments' and SCI's performance. 75% of the bonus will be based on a matrix related to the performance of your Segment, to be determined by January, 2000, with the target payout set at an "expected" performance level, and ranging from 0-200% or more of target based on poor to great performance. 25% of the bonus will be based on the criteria established for Executive Officers under SCI's Executive Bonus Plan (copy enclosed). Your first bonus "year" will cover the period from your date of hire through December 31, 2000.

 As an officer of the Company, the first 100% of your overall bonus target will be paid in Company Stock converted for the years 2000, 2001 and 2002 at the price of the stock as of your starting date, with any excess paid in cash.
For subsequent years, the stock price will be the price as of the December 31 of the year three years prior to the Bonus Year. The Executive Bonus is typically paid on or about March 1 of the following year.

Your employment will commence on or about November 1, 1999 and you will report directly to me. Upon commencement of employment, you will receive a sign-on payment of $10,000.

Following are the general conditions of your employment with our company:

1. Subject to our direction and control, you will devote your full efforts to carry out the normal functions of President, Polymer Intermediates. A job description providing an overview of your duties and responsibilities is attached.

2. On joining the Company, you will receive options for 25,000 shares of Company Stock according to our Stock Option Plan (copy enclosed.) In the absence of any other long-term incentive plan. During calendar 2000, we will award you 10,000 additional options by the end of your first year of employment.

3. You will be eligible to participate in SCI's medical, dental, group insurance, Savings & Thrift (including the defined contribution pension feature under the Plan), Share Participation Plan, and Supplemental Executive Retirement Plan (a copy of the Summary Plan Description is enclosed) in accordance with our current policy as it may change from time to time. In your position, you are permitted to schedule vacation time as you see fit, while fulfilling your business responsibilities.

4. In the case of field trips on the business of the company, we will pay your reasonable and necessary vouchered expenses in accordance with our expense policy.

5. You will be a member of the Sybron Chemicals Inc. Management Committee, comprised of SCI's senior management, including me.

6. The Company is required by Federal Law to request that you provide us with proof of your U.S. citizenship or your legal status as an alien before you begin employment with us. Please refer to the enclosed letter and Form I-9 in order that you can bring the appropriate papers with you when you begin employment. We will make copies of your papers at that time.

7. We will pay the costs of moving you, including household possessions, from your current home to a location in the greater Metro New York area, in accordance with the attached company moving policy. We will cover all routine closing costs associated with the move, and provide reimbursement for incidental expenses up to a maximum of one month's salary. In place of our standard policy provisions, we also agree to provide you with up to three (3) months of temporary living expenses, including those necessary or desirable to reduce your commute to Hicksville prior to your move (we will define a mutually acceptable arrangement at the time you are ready to begin employment with SCI). Please contact Christine Gilbert, Human Resources Manager at our Wellford, South Carolina location (Tele. 1-800-677-3500 ext.
     229) to make the necessary arrangements with our realtor and moving company when you are ready to begin the relocation process. Temporary living arrangements will be coordinated through Norma Merrill, Ruco's Employee Relations Administrator. Our offer to provide relocation assistance will be good for up to one year from your date of employment.

8. You will be eligible for a company car under the terms of our Executive Leased Automobile Policy (copy attached). We will reimburse you for gas, maintenance and provide for insurance coverage.

9.       Our standard company policies will prevail with respect to termination
     of employment, including termination for Cause.   "Cause" shall mean any
     significant incidence of the following: (a) an act of dishonesty by you constituting a felony or other crime involving moral turpitude or resulting or intended to result directly or indirectly in your personal enrichment at the Company's expense, (b) the willful engaging by you in misconduct which is injurious to the Company, (c) habitual drunkenness or drug addiction,
     (d) the refusal by you to substantially perform your duties, (e) the violation by you of any express direction or reasonable rule or regulation established by the Company from time to time regarding the conduct of its business, and (f) any violation by you of the terms and conditions of this or any other agreement between you and the Company. Enclosed is a letter that addresses termination of employment in the event of a Change in Control.

10. We require that you undergo and provide us with the results of a routine post offer physical examination, including drug urine test, at SCI's expense. Our offer of employment is contingent on the satisfactory results of this physical and drug screen. Please contact Paula Polyak, Human Resources Supervisor, at our Birmingham facility (extension 308) to make the necessary arrangements.

11. Advise us in writing, please, if you have any agreements with a former employer, which might affect your employment by SCI. You should also supply us with a copy of any such agreement. You also agree not to reveal to SCI any information, which is proprietary to your former employers.

12. Please sign the attached Trade Secret, Restrictive Covenant and Patent Agreement in accordance with Company Policy.

We are enclosing a signed duplicate of this letter and, if the terms of our employment offer are satisfactory, please sign and return the duplicate to us by October 18, in the enclosed self-addressed envelope. Its receipt by SCI will constitute an agreement between us and will be binding upon and inure to the benefit of you, this company, and any company succeeding to the general business and properties of this company by merger, purchase or otherwise.

If you have any questions, please feel free to call me or Stephen R. Adler, our Vice President, Human Resources at any time.

We look forward to your joining us.






Sincerely,



Richard M. Klein
President and Chief Executive Officer



The foregoing is hereby accepted this ________ day of ___________, 1999.


By:_____________________
          Douglas S. Brown


























                                                     October 4, 1999



Mr. Douglas S. Brown
Maple Brook Road
Tuxedo, New York 10987



Dear Doug:

         Supplementing the terms of your Employment Agreement with Sybron Chemicals Inc. (the "Company"), this will confirm that, in the event there shall be a Change in Control (as hereinafter defined) and thereafter your employment with the Company terminates at any time prior to December 31, 2001 Without Cause (as hereinafter defined), you shall be entitled to a lump sum payment equal to twice your annual base salary then in effect, payable no later than 30 days after your employment with the Company so terminates.

         Termination of your employment with the Company Without Cause shall mean (a) termination by the Company without Cause (as defined in your Employment Agreement with), or (b) termination by you by reason of (I) the Company's failure to make any of the payments, or provide any of the material benefits
(or their equivalent), under the terms of your Employment Agreement with the Company, or (ii) a material adverse change in your position or in the scope of your duties and responsibilities.

         A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (I) sale or disposal of substantially all of the assets of the Company, or (ii) merger or consolidation of the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's Common Stock immediately prior to the merger or consolidation will have at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation's voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders' ownership of Common Stock of the Company immediately before the merger or consolidation, or (iii) the date any entity, person or group, within the meaning the Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or Citicorp, or any of their subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, shall have become the beneficial owner of, or shall have obtained voting control over, more than forty percent (40%) of the outstanding shares of the Company's Common Stock.

         If the above correctly reflects our understanding, please so indicate by signing in the space provided below for such purpose.

                                           Sincerely,



                                           Richard M. Klein
                                           President and Chief Executive Officer
                                           Sybron Chemicals Inc.


RMK/cvm

AGREED:




____________________________
Douglas S. Brown


Date: _______________________

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